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                                                                    Exhibit 4(y)

                      ARTICLES OF AMENDMENT TO THE AMENDED
                     AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 MEDCROSS, INC.


     Pursuant to Article III of the Amended and Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation"), and the provisions of Section 607.0602 of the Florida Business Corporation Act, the board of directors of the Corporation (the "Board of Directors") has resolved to amend Article III of the Articles of Incorporation.

1.  The name of the corporation is Medcross, Inc.

2. Article III is hereby amended by adding Section III(g), which shall read in its entirety as follows:

           "(g) Of the 500,000 shares of Preferred Stock authorized hereunder, 29,000 shares of Preferred Stock shall be designated as Series M Participating Convertible Preferred Stock (the "Series M Preferred Stock"), shall have a par value of $10.00 per share, and shall have the following rights and preferences:

     1.    Dividends.

           (a) Priority of Dividends. No dividends shall be declared or set aside for the Corporation's Common Stock, 12% Cumulative Convertible Preferred Stock, Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Series D Preferred Stock or, except as permitted pursuant to Section III(g)(3)(b), any other class of capital stock of the Corporation (such Common Stock, 12% Cumulative Convertible Preferred Stock, Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Series D Preferred Stock or, except as permitted pursuant to Section III(g)(3)(b), other class of capital stock of the Corporation being collectively referred to as "Junior Stock"), unless at the same time or prior thereto all accrued and unpaid dividends on the Series M Preferred Stock shall be declared, set aside and paid on all the then outstanding shares of Series M Preferred Stock. In the event that funds legally available for distribution on any Dividend Payment Date (as defined as Section 1(b)) are insufficient to fully pay the cash dividend due and payable on such Dividend Payment Date to all holders of outstanding Series M Preferred Stock, then all funds legally available for distribution shall be paid in cash to holders of Series M Preferred Stock pro rata in accordance with the number of shares of Series M Preferred Stock held by such
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holder. Any remaining dividend amount owed to holders of the Series M Preferred
Stock shall be accrued in accordance with Section 1(b). After the payment of all accrued and unpaid dividends on the Series M Preferred Stock in accordance with this Section 1, the holders of the shares of Series M Preferred Stock shall be entitled to participate with the Common Stock in the issuance of any dividends on the Common Stock on a per share basis.

           (b) Dividend Rate; Dividend Payment Dates. Each holder of the Series M Preferred Stock shall be entitled to receive when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends, in preference and priority to dividends on any Junior Stock, that shall accrue on the Liquidation Price (as defined in Section 2(a)) of each share of the Series M Preferred Stock at the rate of ten percent (10%) per annum, from and including the Original Issue Date of such share (as defined in Section 4(f)(i)(B)) to and including the date on which such share ceases to be outstanding. The accrued dividends will be adjusted for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events (together referred to as "Recapitalization Events") which affect the number of outstanding shares of the Series M Preferred Stock. Accrued dividends on the Series M Preferred Stock shall be payable out of funds legally available therefor on January 1, 1998 and thereafter quarterly on April 1, July 1,
October 1, and January 1 of each year (each a "Dividend Payment Date"), to the holders of record of the Series M Preferred Stock as of the close of business on the applicable record date. Dividends shall be fully cumulative and shall accrue on a daily basis based on a 365-day or 366-day year, as the case may be, without regard to the occurrence of a Dividend Payment Date and whether or not such dividends have been declared and whether or not there are any unrestricted funds of the Corporation legally available for the payment of dividends. The amount of dividends "accrued" with respect to any share of Series M Preferred Stock as of the first Dividend Payment Date after the Original Issue Date, or as of any other date after the Original Issue Date that is not a Dividend Payment Date, shall be calculated on the basis of the actual number of days elapsed from and including the Original Issue Date, in the case of the first Dividend Payment Date and any date of determination prior to the first Dividend Payment, or from and including the last preceding Dividend Payment Date, in the case of any other date of determination, to and including such date of determination which is to be made, in each case based on a year of 365 or 366 days, as the case may be (the "Dividend Period"). Whenever the Board of Directors of the Corporation declares any dividend pursuant to this Section 1, notice of the applicable record date and related

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Dividend Payment Date shall be given in accordance with Section 4(n).

           (c) Compounding of Dividends; Addition to Conversion Value and to Liquidation Price. On each Dividend Payment Date, all dividends that have accrued on each share of Series M Preferred Stock during the immediately preceding Dividend Period shall, to the extent not paid on such Dividend Payment Date for any reason (whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends), be added to the Conversion Value (as defined in Section 4(b)) of such share effective as of such Dividend Payment Date and shall remain a part thereof. All dividends that have accrued on each share of Series M Preferred Stock during any Dividend Period shall, to the extent not paid in full on the first Dividend Payment Date after the end of such Dividend Period for any reason (whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends), be added to the Liquidation Price of such share effective as of the first Dividend Payment Date after the last day of such Dividend Period and shall remain a part thereof to and including the date on which the Liquidation Price or Redemption Price of such share is paid in full to the holder of such share pursuant to Sections 2 or 6, respectively. No accrued dividends (or dividends accrued thereon) which have been added to the Liquidation Price or Conversion Value of any Series M Preferred Stock may be subsequently declared or, except in accordance with
Section 2 or 6, paid by the Corporation without the consent of the holders of a majority of the shares of Series M Preferred Stock.

           (d) Pro Rata Declaration and Payment of Dividends. All dividends paid with respect to shares of the Series M Preferred Stock pursuant to this
Section 1 shall be declared and paid pro rata to all the holders of the shares of Series M Preferred Stock outstanding as of the applicable record date.

     2.    Liquidation, Dissolution or Winding Up.

           (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the sale of all or substantially all of its assets, or the merger or consolidation of the Corporation as a result of which the then shareholders of the Corporation do not continue to hold more than a 50% interest in the successor entity or a transaction or series of related transactions in which the Corporation's shareholders transfer more than 50% of the voting power of the Corporation (each such event, a "Liquidation"), except as provided in Section 2(b) below, the holder of each share of Series M Preferred Stock

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then outstanding shall be entitled to be paid out of the assets of the
Corporation available for distribution to its shareholders before payment to the holders of Common Stock by reason of their ownership thereof, an amount (the "Liquidation Price"), payable in cash (and, to the extent sufficient cash is not available for such payment, property at its fair market value), equal to (i) $2,750.00 per share, plus (ii) an amount equal to all dividends accrued on such share of Series M Preferred Stock since the Original Issue Date thereof which, pursuant to Section 1(c), have been added to and remain part of the Liquidation Price as of such time of determination, whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends (the "Accrued Dividend Amount"), plus (iii) the difference in amount, if any, between the Accrued Dividend Amount and the amount necessary to effect a cumulative preferred return at the rate of ten percent (10%) per annum compounded annually since the Original Issue Date thereof.

           (b) If upon any such Liquidation the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series M Preferred Stock and the holders of shares of the Class B Preferred Stock, Class C Preferred Stock and Series D Preferred Stock the full amount to which they shall be entitled, then the entire assets of the Corporation shall be distributed among the holders of shares of Series M Preferred Stock and the holders of shares of the Class B Preferred Stock, the Class C Preferred Stock and the Series D Preferred Stock ratably in proportion to the full amount to which such holders are entitled.

           (c) After the payment of all preferential amounts required to be paid to the holders of Series M Preferred Stock and the holders of Preferred Stock, other than the Series M Preferred Stock, upon the Liquidation of the Corporation, the holders of the shares of Series M Preferred Stock shall be entitled to participate with the Common Stock in the distribution of all remaining assets and funds of the corporation available for distribution to its shareholders.

     3.    Voting Rights.

           (a) Each holder of shares of Series M Preferred Stock shall be entitled to votes equal in the aggregate to the number of votes to which the number of whole shares of Common Stock into which the shares of Series M Preferred Stock held by such holder are convertible would be entitled (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of the shareholders of the Corporation (and for purposes of written actions of shareholders in lieu of meetings) with respect to any

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and all matters presented to the shareholders of the Corporation for their action or consideration. Except as otherwise provided herein or required by law, holders of shares of Series M Preferred Stock shall vote with the holders of shares of Common Stock and any other class of stock entitled to vote and not as a separate class. Any class vote pursuant to this Section 3 or required by law shall be determined by the holders of a majority of the shares of Series M Preferred Stock as of the applicable record date.

           (b) The Corporation shall not amend, alter or repeal the preferences, privileges, special rights or other powers of the Series M Preferred Stock so as to affect adversely the Series M Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series M Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any Preferred Stock having an equal right or a preference or priority over the Series M Preferred Stock as to the right to receive dividends or amounts distributable upon Liquidation of the Corporation shall be deemed to affect adversely the Series M Preferred Stock. In addition, the holders of the Series M Preferred Stock shall have the right to vote as a class on all matters requiring their vote or approval under, and in the manner set forth in, the Florida Business Corporation Act.

           (c) After the Original Issue Date, the Corporation shall not, and shall not permit any of its subsidiaries to, without the consent or affirmative vote of the holders a majority of the then outstanding shares of the Series M Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class:

                (i) amend, modify or repeal the Articles of Incorporation or Bylaws of the Corporation or the Articles of Incorporation, Bylaws, Operating Agreement or other organizational document of any subsidiary, or take any action with respect to the creation, authorization, designation or issuance of any class or series of equity securities of the Corporation or any subsidiary or any option, warrants or other rights to receive any class or series of equity securities of the Corporation or any subsidiary (other than pursuant to employee benefit or incentive plans in effect as of the date hereof or described in the Corporation's definitive proxy statement for its 1997 annual shareholders meeting);

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                (ii)  effect any merger, recapitalization or consolidation with or into another entity, or enter into any binding share exchange or similar transaction with any entity;

                (iii) sell, transfer, lease or dispose of all or substantially all of its assets in one transaction or a series of related transactions, or liquidate, dissolve or wind-up its affairs;

                (iv) sell, transfer, dispose of, lease, pledge or encumber (a "disposition"), or engage in a series of related dispositions, of any assets (including rights) having a value, in the aggregate for such transaction or series of transactions, in excess of $250,000;

                (v) lease or otherwise acquire any assets having a value, in the aggregate, in excess of $250,000;

                (vi) incur or prepay any indebtedness (or guarantee obligations of others or enter into any other guarantee or credit support arrangement) other than trade debt incurred in the ordinary course of business;

                (vii) pay any dividend, or make other distributions or redemption payments with respect to any of its equity interests;

                (viii) conduct or engage in any business other than the business in which it is presently engaged (and such other businesses as are reasonably ancillary thereto);

                (ix) form and own, in whole or in part, one or more corporations, trusts, partnerships or other subsidiary entity;

                (x) acquire, own or hold for investment any equity interests in another entity or any option, warrant, or other debt or equity interest convertible into or evidencing the right to acquire (whether or not for additional consideration) any equity interest in such entity;

                (xi) enter into any transaction or agreement (or amend any agreement) with any affiliate of the Corporation or any of the Corporation's shareholders;

                (xii)  adopt or amend its annual budget;

                (xiii) hire, employ or discharge any of its executive officers, managers or key employees;

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                (xiv)  engage or discharge its independent certified public accountants;

                (xv) initiate or settle any litigation involving an amount in controversy in excess of $250,000;

                (xvi)  adopt or amend any employee benefit plan or program;

                (xvii) enter into any commitment or series of related commitments involving a payment or payments of an aggregate amount in excess of $500,000;

                (xviii) file for voluntary or involuntary protection under federal or state bankruptcy or insolvency laws or make any assignment for the benefit of creditors; or

                (xix) take any action that would make it impossible for the Corporation or any of its subsidiaries to carry on its ordinary business or take any action that is in contravention of these Articles of Incorporation.

           (d) In addition to and distinct from the matters described in Sections 3(b) and 3(c) above, holders of Series M Preferred Stock, voting as a separate class, shall have the right to elect two individuals to be members of the Corporation's Board of Directors. Each director duly elected to the Board of Director of the Corporation in accordance with this Section 3(d) shall be subject to removal only at the request of the holders of a majority of the shares of Series M Preferred Stock.

     4. Conversion at the Option of a Holder. The holders of the Series M Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

           (a) Right to Convert. Each share of Series M Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time prior to the fifth anniversary of the Original Issue Date, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Conversion Value (as defined below) of such share determined as of such time by (ii) the Conversion Price (as defined below) determined as of such time. In the event of a Liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of Series M Preferred Stock.

           (b) Conversion Value. The "Conversion Value" measured per share of the Series M Preferred Stock shall be the sum of (A)

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$2,750.00, plus (B) an amount equal to all dividends accrued on such share of
Series M Preferred Stock since the Original Issue Date which, pursuant to
Section 1(c), have been added to and remain part of the Conversion Value at such time, whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends, plus (C) an amount equal to all dividends accrued on such share of Series M Preferred Stock since the most recent Dividend Payment Date through and including such time, whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends.

           (c) Conversion Price. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series M Preferred Stock without the payment of additional consideration by the holder thereof shall initially be $2.75 or, in the case of an automatic conversion pursuant to
Section 5 below, the lower of $2.75 or 50% of the average closing bid price of the Common Stock for the ten trading days immediately preceding the fifth anniversary of the Original Issue Date (the "Conversion Price"). Such initial Conversion Price, and the rate at which shares of Series M Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in this Section 4.

           (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series M Preferred Stock pursuant to this
Section 4 or Section 5. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

           (e)  Mechanics of Conversion.

           (i) In order for a holder of Series M Preferred Stock to convert shares of Series M Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series M Preferred Stock, at the office of the transfer agent for the Series M Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Series M Preferred Stock represented by such certificate or certificates. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the

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transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series M Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. As of the Conversion Date, the person entitled to receive certificates of Common Stock shall be regarded for all corporate purposes as the holder of the number of shares of Common Stock to which it is entitled upon the conversion.

                (ii) The Corporation shall at all times when the Series M Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series M Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series M Preferred Stock.

                (iii) All shares of Series M Preferred Stock which shall have been surrendered for conversion as herein provided in this Section 4 or which shall have been automatically converted pursuant to Section 5 shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, in the case of conversions pursuant to this Section 4, or the fifth anniversary of the Original Issue Date, in the case of automatic conversions pursuant to Section 5, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series M Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series M Preferred Stock accordingly.

           (f)  Adjustments to Conversion Price for Diluting Issues.

                (i) Special Definitions. For purposes of this Section 4(f), the following definitions shall apply:

                     (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding (I) options granted to employees or issued to consultants of the Corporation or warrants which, in each such case, are outstanding as of the Original Issue Date, (II) any warrants issued in connection with or as a direct result of the issuance of Series M Preferred Stock

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pursuant to the Securities Purchase Agreement dated as of September 30, 1997, by and between the Corporation and Winter Harbor, L.L.C. (the "Securities Purchase Agreement"), or (III) options granted to employees or consultants pursuant to stock option plans adopted by the Board of Directors and approved by the Compensation Committee of the Board of Directors after the Original Issue Date.

                     (B) "Original Issue Date" shall mean the date on which a share of Series M Preferred Stock was first issued.

                     (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                     (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(f)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                          (I)  upon conversion of shares of Class B Preferred
Stock, Class C Preferred Stock, Series D Preferred Stock or Series M Preferred Stock outstanding on the Original Issue Date;

                          (II)  upon the exercise of Warrants issued under the
Securities Purchase Agreement;

                          (III)  as a dividend or distribution on Class B
Preferred Stock, Class C Preferred Stock, Series D Preferred Stock or Series M Preferred Stock;

                          (IV)  in connection with an acquisition or other
transaction by the Corporation, in either case approved by the holders of at least a majority of the then outstanding shares of the Series M Preferred Stock, unless the Corporation agrees to include such issuance in the definition of Additional Shares of Common Stock in connection with obtaining the approval of the holders of at least a majority of the then outstanding shares of the Series M Preferred Stock to such acquisition or other transaction;

                          (V)  by reason of a dividend, stock split, split-up
or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (I), (II), (III) and
(IV) or this clause (V); or

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                          (VI)  upon the exercise of options excluded from the
definition of "Option" in Section 4(f)(i)(A).

                (ii) Adjustment of Conversion Price. If the consideration per share (determined pursuant to Section 4(f)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock, the Conversion Price shall be adjusted to such lower price per share at which such Additional Shares of Common Stock are being issued or deemed issued.

                (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and the exercise of such Options therefor, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(f)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                     (A) No further adjustment in the Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                     (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                     (C) No readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price on the original adjustment date; and

                     (D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

                (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(f)(iii), but excluding shares issued as a dividend or distribution as provided in Section 4(h) or upon a stock split or combination as provided in Section 4(g)), without consideration or for a consideration per share (determined pursuant to Section 4(f)(v) hereof) less than the Conversion Price in effect on the date of and immediately prior to such issuance, then and in such event, the Conversion Price shall be reduced, concurrently with such issuance, to such lower consideration per share at which such Additional Shares of Common Stock are being issued (or deemed issued).

                (v)  Determination of Consideration.  For purposes of this
Section 4(f), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                     (A)  Cash and Property.  Such consideration shall:

                          (I)  insofar as it consists of cash, be computed at
the aggregate of cash received by the Corporation,

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

excluding amounts paid or payable for accrued interest or accrued dividends;

                    (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Corporation's Board of Directors; and

                    (III) in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Corporation's Board of Directors.

               (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(f)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                    (I) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                    (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (g) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date for the Series M Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased and the number of shares of Common Stock issuable upon conversion of a share of the Series M Preferred Stock shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date for the Series M Preferred Stock combine the

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outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased and the number of shares of Common Stock issuable upon conversion of a share of the Series M Preferred Stock shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (h) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series M Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series M Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series M Preferred Stock then in effect by a fraction:

               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series M Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series M Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

          (i) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series M Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series M Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series M Preferred Stock been converted on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series M Preferred Stock.

          (j) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series M Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event each holder of the Series M Preferred Stock shall have the right thereafter to convert each such share of Common Stock issuable upon the conversion of the Series M Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series M Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

          (k) Adjustment for Merger or Reorganization. In case of any consolidation or merger of the Corporation with or into another corporation, each share of Series M Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series M Preferred Stock would have been entitled upon such consolidation or merger; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series M Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series M Preferred Stock.

          (l) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series M Preferred Stock against impairment.

          (m) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series M Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series M Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments; (ii) the Conversion Price then in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series M Preferred Stock.

          (n)  Notice of Record Date. In the event:

               (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

               (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

               (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation; or

               (iv)   of the Liquidation of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series M Preferred Stock, and shall cause to be mailed to the holders of the Series M Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

                    (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                    (B) the date on which such reclassification, consolidation, merger, or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, or Liquidation.

     5.   Automatic Conversion.

          (a) Immediately upon the fifth anniversary of the Original Issue Date, each share of the Series M Preferred Stock then outstanding shall be automatically converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Conversion Value (as defined in Section 4) determined as of such time by (ii) the Conversion Price (as defined in Section 4) determined as of such time.

          (b) On the date fixed for conversion, all rights with respect to the Series M Preferred Stock so converted will terminate. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by its attorney duly authorized in writing. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series M Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in
Section 4(d) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

          (c) All certificates evidencing shares of Series M Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series M Preferred Stock represented thereby converted into Common Stock for all purposes as of the date of conversion set forth in
Section 5(a) above, notwithstanding the failure of the holder or holders thereof to surrender such certificates.

     6.   Optional Redemption.

          (a) At any time on or after a Change in Control (as such term is defined herein), each holder of Series M Preferred Stock may tender all (but not less than all) of its shares of Series M Preferred Stock to the Corporation, and thereupon the Corporation shall pay to such holder, in cash, an amount equal to the Fair Market Value of such shares, as determined in accordance with the procedure set forth herein payable with respect to such shares. The Corporation shall provide each holder of Series M Preferred Stock with a written notice of the occurrence of a Change in Control (addressed to the holder at its address as it appears on the stock transfer books of the Corporation), not earlier than sixty nor later than twenty days before the date of such occurrence. Any holder of shares of Series M Preferred Stock that elects to have such shares redeemed shall notify the Corporation of such election in writing. Such notice shall specify a date for optional redemption payments to be made, which shall be a date not earlier than the date of the occurrence of the Change in Control (the "Redemption Date"). If on the Redemption Date sufficient funds of the Corporation are not legally available to redeem all outstanding shares of Series M Preferred Stock so tendered for redemption, then funds to the extent legally available shall be used for such redemption pro rata according to the number of shares of Series M Preferred Stock so tendered (a "Partial Redemption") as of the Redemption Date. The Corporation shall make additional Partial Redemptions beginning thirty days after the Redemption Date and each thirty days thereafter until all tendered shares of Series M Preferred Stock have been redeemed.

          (b) For purposes of this Section 6, a "Change in Control" shall be deemed to have occurred at such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power required to elect or designate for election a majority of the Corporation's Board of Directors, or (ii) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Corporation's Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or who have been elected by the holders, as of the date hereof, of the Corporation's Common Stock) cease for any reason to constitute a majority of the Board of Directors then in office.

          (c) For purposes of the provisions of this Section 6, the Fair Market Value of the shares of the Series M Preferred Stock shall be determined in accordance with the procedures set forth in this Section 6(c).

               (i) The Fair Market Value of the shares of the Series M Preferred Stock shall be equal to the price that would be payable with respect to the shares if all of the assets of the Corporation were sold to a third party in a transaction structured to maximize cash sale proceeds, treating the business of the Corporation as a going concern, and the Corporation then had been dissolved and liquidated and its remaining assets distributed to its shareholders in accordance with their equity interests in the Corporation (and without any discount for a minority position or illiquidity), after first deducting from the cash proceeds resulting from such sale and any other cash on hand held by the Corporation all liabilities of the Corporation (determined in accordance with generally accepted accounting principles, and giving effect to any brokerage fees that would be required to be paid in connection with any such sale). Within the thirty-day period following the delivery of the holder's election to have its shares of Series M Preferred Stock redeemed, the Corporation and such holder shall negotiate in good faith in an effort to reach mutual agreement as to the Fair Market Value of the shares.

               (ii) If the Corporation and such holder are unable to reach agreement as to the Fair Market Value of the shares within such thirty-day period, the Fair Market Value of the shares shall be determined by an appraisal process as set forth herein. Each of the Corporation and such holder shall designate, within fifteen days after the conclusion of the thirty-day negotiation period referred to above, an independent and experienced telecommunications industry appraiser (each individually an "Appraiser" and collectively the "Appraisers"). The Appraisers shall be instructed to complete their appraisals of the Fair Market Value of the shares by no later than thirty days after their appointment. If the determination of the Appraiser with the higher determination is not greater than 110% of the determination of the other Appraiser, the Fair Market Value shall be equal to the average of the determinations of the two Appraisers; provided, however, if the higher determination is greater than 110% of the lower determination, then the two Appraisers shall jointly select a third Appraiser within ten days after the first date on which both of such two Appraisers have delivered their reports. Such third Appraiser shall deliver its report of its good faith determination of the Fair Market Value of the shares within thirty days after such appointment, and in such case the Fair Market Value shall be equal to the average of the closest determinations; provided, however that if the highest and lowest of such three determinations differ from the middle determination by an equal amount, the Fair Market Value shall be equal to such middle determination. The cost of all such appraisals shall be borne by the Corporation.

     7.   Preemptive Rights.

          (a) Each holder of the Series M Preferred Stock shall be entitled to a preemptive right to purchase its pro rata share of all or any part of any New Securities (as defined below) which the Corporation may, from time to time, propose to sell and issue. Such holder's pro rata share, for purposes of this preemptive right, is the ratio that the number of whole shares of Common Stock into which the shares of Series M Preferred Stock held by such holder are convertible plus the number of shares of any other class of Common Stock or Preferred Stock (on a fully diluted basis) then held by the holder bears to the total number of shares of Common Stock of the Corporation on a fully-diluted basis then outstanding.

          (b) Except as set forth in the next succeeding sentence, "New Securities" shall mean any shares of capital stock of the Corporation, including Common Stock, whether now authorized or not, and rights, options or warrants to purchase said shares of capital stock, and securities of any type whatsoever that are, or may become, convertible into said shares of capital stock. Notwithstanding the foregoing, "New Securities" does not include (i) securities offered to the public generally pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended, (ii) securities issued in the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or in a transaction governed by Rule 145 under the Exchange Act, (iii) options exercisable for Common Stock issued to employees or consultants of the Corporation outstanding as of the Original Issue Date or options issued to employees pursuant to a stock option plan adopted by the Board of Directors and approved by the holders of Series M Preferred Stock after the Original Issue Date, (iv) shares of Common Stock issued on conversion of outstanding Class B Preferred Stock, Class C Preferred Stock, Series D Preferred Stock or Series M Preferred Stock; (v) shares of Common Stock issued upon exercise of warrants (A) outstanding as of the Original Issue Date or (B) issued in connection with the sale of Series M Preferred under the Securities Purchase Agreement, (vi) stock issued pursuant to any rights or agreements, including without limitation convertible securities, options and warrants, provided that the preemptive rights established by this Section 7 shall apply with respect to the initial sale or grant by the Corporation of interests in its capital stock pursuant to such rights or agreements, or (vii) stock issued in connection with any stock split, stock dividend or recapitalization by the Corporation.

          (c) In the event the Corporation proposes to undertake an issuance of New Securities, it shall give the holders of the Series M Preferred Stock written notice of its intention, describing the type of New Securities, and the price and terms upon which the Corporation proposes to issue the same. Each holder of Series M Preferred Stock shall have thirty days from the date of receipt of any such notice to agree to purchase up to its respective pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased.

          (d) If any holder fails to exercise such preemptive right within said thirty-day period, the Corporation shall have ninety days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty days from the date of said agreement) to sell the New Securities not elected to be purchased by holders of the Series M Preferred Stock at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Corporation's notice. In the event the Corporation has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety-day period (or sold and issued New Securities in accordance with the foregoing within sixty days from the date of said agreement), the Corporation shall not thereafter issue or sell any of such New Securities, without first offering such securities in the manner provided above."

3. The foregoing amendment was duly adopted by the Board of Directors without the requirement of shareholder action by unanimous written consent on September 22, 1997, pursuant to the provisions of the Florida Business Corporation Act.

     IN WITNESS WHEREOF, Medcross, Inc. has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be executed by its President and attested to by its Secretary this ___ day of ___________, 1997.

                                        MEDCROSS, INC.



                                        By:
                                           ---------------------------
                                           John E. Edwards, President


ATTEST:



-------------------------
David E. Hardy, Secretary